Contact: Jim Stark, 972-819-0900, jstark@efji.com

For Immediate Release

EFJ, Inc. Announces Second Quarter EPS of 15 cents on Revenues of $28.8 million

Irving, TX – August 3, 2006 – EFJ, Inc. (NASDAQ: EFJI) today announced its financial results for the second quarter of 2006 including revenues of $28.8 million, net income of $3.9 million and diluted earnings per share of $0.15.

For the second quarter of 2006, revenues were $28.8 million, an increase of $8.9 million or 45% from revenues of $19.9 million for the second quarter of 2005. Net income for the second quarter of 2006 was $3.9 million, an increase of $3.6 million from net income of $0.3 million in the second quarter of 2005. Diluted earnings per share was $0.15 for the second quarter of 2006, compared to diluted earnings per share of $0.02, for the second quarter of 2005. The Company also recorded a non-cash expense of $0.4 million in the second quarter of 2006 related to the company’s adoption of SFAS 123R.

For the first six months of 2006, revenues decreased $4.7 million or 11% to $39.3 million, compared to $44.0 million for the first six months of 2005. Net income for the first six months of 2006 was $0.8 million, compared to $5.5 million for the first six months of 2005. Diluted earnings per share for the first six months of 2006 was $0.03 compared to $0.29 per diluted share for the same period in 2005. The decrease in revenue and income for the first six months of 2006 compared to the same period in 2005 was primarily related to a revenue mix change between the Company’s private wireless and secured communications business segments. The Company also recorded a non-cash expense of $0.8 million for the first six months of 2006 related to the company’s adoption of SFAS 123R.

“We are pleased with our revenue and income performance in the second quarter. Our revenue in the second quarter reflects product deliveries to new customers associated with the disaster communications efforts, a new large domestic secured wireless encryption customer and shipments associated with the 800 MHz reconfiguration process,” stated Michael E. Jalbert, EFJ, Inc. chairman and chief executive officer. “As we indicated in March, our revenue and earnings were significantly weighted to the back half of 2006 and we continue to anticipate a strong second half of the year. We ended the second quarter with $65 million of backlog compared to backlog of $19 million for the second quarter of 2005,” Jalbert commented.

“Our systems business for our private wireless segment continues to be strong and we are launching a new release of our IP25 Trunked solution to customers with new enhancements and features in the third quarter. We are also planning to introduce new radio products for our private wireless business towards the end of this year and in the first quarter of 2007,” Jalbert added.

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Recent Acquisition

“The integration of 3e Technologies International (“3eTI”) is moving ahead according to our plans. We believe 3eTI brings significant growth potential to our Company as the need for secure wireless data grows amongst government and commercial users,” Jalbert stated.

2006 Outlook

“We are increasing our revenue guidance for fiscal 2006. We now foresee our revenues to be in the range of $118 million to $125 million. This increase in revenue is associated with the recent acquisition of 3eTI. We anticipate our net income before income taxes for fiscal 2006 to remain in the range of $7.0 million and $9.0 million, which includes approximately $2.0 million of non-cash stock compensation expense, but excludes any 3eTI acquisition-related expenses,” said Jalbert.

About EFJ, Inc.

EFJ, Inc. is the Irving, Texas based parent company to industry-leading secure wireless and private wireless solution businesses. EFJ, Inc. is home to 3e Technologies International; a leading provider of FIPS validated wireless data infrastructure and software with interoperable security; the EFJohnson Company, one of the first developers of Project 25 mobile communications products and solutions; and Transcrypt International, a leader in secure solutions to protect sensitive voice communications. For more information, visit http://www.efji.com.

Conference Call and Web Cast

The Company announced on July 25, 2006 that it has scheduled an investor conference call for today, August 3, 2006, at 9:00 a.m. EDT. The call will be available via 888-857-6932. Participants are urged to call in to the conference call at least 10 minutes prior to the start time. Replays of the call will be available starting at 12:00 Noon EDT on Thursday, August 3, 2006 and continuing until 12:00 Midnight Tuesday, August 8, 2006. The replay number is 888-203-1112, and the reservation number is 3995545. The call will be accessible via webcast at www.vcall.com by clicking EFJI under “Today’s VCalls.” Investors are advised to go to the website at least 15 minutes prior to the call to register, download and install any necessary audio software. The call will be archived for 30 days.

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, our expectations on revenues, net income before income taxes, non-cash compensation expense and 3eTI acquisition-related expenses. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements due to a number of risk factors including, but not limited to, the percentage of backlog which is filled during a period, our reliance on third-party suppliers, the level of demand for the Company’s products and services, the timely procurement of necessary manufacturing components which meet our specifications, the timing of future product development, the actual operational expense experienced, dependence on continued funding of governmental agency programs, the Company’s ability to efficiently and cost effectively integrate and operate the acquired business of 3eTI, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended December 31, 2005. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

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EFJ, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and six months ended June 30, 2006 and 2005

(Unaudited and in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues, net	$28,750	$19,855	$39,313	$44,016
Cost of sales	16,249	9,847	21,263	18,685

Gross profit	12,501	10,008	18,050	25,331

Operating expenses:
Research and development	2,994	4,424	5,736	8,393
Sales and marketing	2,625	2,332	4,720	5,286
General and administrative, inclusive of non-cash stock option repricing benefit adjustment of $125 and $520 for the three and six months ended June 30, 2005, respectively; and facility relocation expenses of $439 and $909 for the three and six months ended June 30, 2005, respectively	3,468	3,010	7,709	6,216

Total operating expenses	9,087	9,766	18,165	19,895

Income (loss) from operations	3,414	242	(115)	5,436

Other income (expense), net	(1)	(1)	(1)	3
Interest income	477	75	920	137
Interest expense	(14)	(21)	(29)	(38)

Income (loss) before income taxes	3,876	295	775	5,538

Income tax provision	—	—	—	—

Net income (loss)	$3,876	$295	$775	$5,538

Net income (loss) per share – Basic	$0.15	$0.02	$0.03	$0.30

Net income (loss) per share – Diluted	$0.15	$0.02	$0.03	$0.29

Weighted average common shares – Basic	25,795,798	18,518,964	25,753,471	18,416,004

Weighted average common shares – Diluted	26,195,984	18,848,032	26,191,963	18,809,639

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EFJ, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

June 30, 2006 and December 31, 2005

(Unaudited and in thousands, except share and per share data)

	June 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$44,326	$39,107
Accounts receivable, net of allowance for returns and doubtful accounts of $199 and $135, respectively	22,992	35,745
Receivables – other	10,715	7,209
Cost in excess of billings on uncompleted contracts	2,332	1,726
Inventories	21,835	14,092
Deferred income taxes	1,287	1,287
Prepaid expenses	952	692

Total current assets	104,439	99,858

Property, plant and equipment, net	5,043	4,573
Deferred income taxes, net of current portion	22,853	22,853
Intangible assets, net of accumulated amortization	6,739	6,741
Other assets	1,349	213

TOTAL ASSETS	$140,423	$134,238

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt obligations	$8	$65
Accounts payable	11,278	5,611
Accrued expenses	6,114	7,344
Billings in excess of cost on uncompleted contracts	—	5
Deferred revenues	469	363

Total current liabilities	17,869	13,388
Long-term debt obligations, net of current portion	—	5

TOTAL LIABILITIES	17,869	13,393

Commitments and contingencies

Stockholders’ equity:
Preferred stock ($0.01 par value; 3,000,000 shares authorized; none issued)	—	—
Common stock ($0.01 par value; 50,000,000 voting shares authorized, 25,970,316 and 25,867,094 issued and outstanding as of June 30, 2006 and December 31, 2005, respectively	260	259
Additional paid-in capital	149,627	150,387
Unearned stock compensation	—	(1,693)
Accumulated deficit	(27,333)	(28,108)

TOTAL STOCKHOLDERS’ EQUITY	122,554	120,845

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$140,423	$134,238

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